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                                                                     EXHIBIT 5.2


                                                                    June 7, 2004



Doral Financial Corporation,
1451 F.D. Roosevelt Avenue,
San Juan, Puerto Rico  00920.

Dear Sirs:

                  In connection with the registration under the Securities act of 1933 (the "Act") and sale of $115,000,000 principal amount of Floating Rate Senior Notes Due December 7, 2005 (the "Securities") of Doral Financial Corporation, a Puerto Rico corporation (the "Company"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, we advise you that, in our opinion, assuming the terms of the Securities and of their issuance and sale have been established so as not to violate any applicable law of Puerto Rico or result



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Doral Financial Corporation                                                 -2-



in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporations Law of 1995 of the Commonwealth of Puerto Rico, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Puerto Rico law, we have relied upon the opinion, dated June 7, 2004, of Pietrantoni Mendez & Alvarez LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Pietrantoni Mendez & Alvarez LLP.



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Doral Financial Corporation                                                 -3-


                  Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

                  We hereby consent to the filing of this opinion as an exhibit to the Company's current report on Form 8-K, filed on the date hereof. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                 Very truly yours,



                                                 /s/ Sullivan & Cromwell LLP